Exhihit 2.10










                            WLR FOODS, INC.



                     Dated as of February 25, 1998





                        Note Purchase Agreement







    $42,040,162.73 Variable Rate Senior Notes Due December 31, 1999
               177,980 Warrants to Acquire Common Stock
                                       1
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                           TABLE OF CONTENTS

                                                       PAGE

1.   BACKGROUND  . . . . . . . . . . . . . . . . . . . . . . . 1

2.   AUTHORIZATION OF NOTES  . . . . . . . . . . . . . . . . . 2

3.   EXCHANGE OF EXISTING NOTES  . . . . . . . . . . . . . . . 2
          3.1  The Closing . . . . . . . . . . . . . . . . . . 2

4.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . 4
          4.1  Representations and Warranties  . . . . . . . . 4
          4.2  Performance; No Default . . . . . . . . . . . . 4
          4.3  Compliance Certificates . . . . . . . . . . . . 4
          4.4  Opinions of Counsel . . . . . . . . . . . . . . 4
          4.5  Exchange Permitted By Applicable Law, etc . . . 5
          4.6  Exchange of Notes and Issuance of Warrants  . . 5
          4.7  Payment of Fees and Expenses  . . . . . . . . . 5
          4.8  Private Placement Number  . . . . . . . . . . . 5
          4.9  Changes in Corporate Structure  . . . . . . . . 5
          4.10 Payment of Fees . . . . . . . . . . . . . . . . 5
          4.11 Subsidiary Guarantees . . . . . . . . . . . . . 6
          4.12 Payment of Interest on Existing Notes . . . . . 6
          4.13 Security Documents  . . . . . . . . . . . . . . 6
          4.14 Perfection of Liens . . . . . . . . . . . . . . 6
          4.15 Bank Credit Agreements  . . . . . . . . . . . . 6
          4.16 Warrantholders Rights Agreement . . . . . . . . 7
          4.17 Proceedings and Documents . . . . . . . . . . . 7

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . 7
          5.1  Organization; Power and Authority . . . . . . . 7
          5.2  Authorization, etc  . . . . . . . . . . . . . . 7
          5.3  Disclosure  . . . . . . . . . . . . . . . . . . 8
          5.4  Organization and Ownership of Shares of
               Subsidiaries; Affiliates  . . . . . . . . . . . 8
          5.5  Financial Statements  . . . . . . . . . . . . . 9
          5.6  Compliance with Laws, Other Instruments, etc  . 9
          5.7  Governmental Authorizations, etc  . . . . . . . 9
          5.8  Litigation; Observance of Agreements, Statutes
               and Orders  . . . . . . . . . . . . . . . . . . 10
          5.9  Taxes . . . . . . . . . . . . . . . . . . . . . 10
          5.10 Title to Property; Leases . . . . . . . . . . . 10
          5.11 Licenses, Permits, etc  . . . . . . . . . . . . 11
          5.12 Compliance with ERISA . . . . . . . . . . . . . 11
          5.13 Private Offering by the Company . . . . . . . . 12
          5.14 Use of Proceeds; Margin Regulations . . . . . . 12
          5.15 Existing Indebtedness; Future Liens . . . . . . 13
          5.16 Foreign Assets Control Regulations, etc . . . . 13
          5.17 Status under Certain Statutes . . . . . . . . . 13
          5.18 Environmental Matters . . . . . . . . . . . . . 13
                                       2
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          5.19 No Defaults . . . . . . . . . . . . . . . . . . 14
          5.20 Company and Subsidiary Guarantors . . . . . . . 14
          5.21 Solvency  . . . . . . . . . . . . . . . . . . . 14
          5.22 Inactive Subsidiaries . . . . . . . . . . . . . 15
          5.23 WLR Common Stock  . . . . . . . . . . . . . . . 15

6.   REPRESENTATIONS OF THE PURCHASER  . . . . . . . . . . . . 15
          6.1  Acquisition for Investment  . . . . . . . . . . 15
          6.2  Source of Funds . . . . . . . . . . . . . . . . 15
7.   INFORMATION AS TO COMPANY . . . . . . . . . . . . . . . . 17
          7.1  Financial and Business Information  . . . . . . 17
          7.2  Officer's Certificate . . . . . . . . . . . . . 20
          7.3  Inspection  . . . . . . . . . . . . . . . . . . 20

8.   PAYMENT OF THE NOTES  . . . . . . . . . . . . . . . . . . 20
          8.1  Required Prepayments; Payment at Maturity;
               Extension of Maturity . . . . . . . . . . . . . 20
          8.2  Optional Prepayments  . . . . . . . . . . . . . 22
          8.3  Allocation of Partial Prepayments . . . . . . . 22
          8.4  Maturity; Surrender, etc  . . . . . . . . . . . 23
          8.5  No Other Optional Prepayments or Purchase of
               Notes . . . . . . . . . . . . . . . . . . . . . 23
          8.6  Interest on Notes . . . . . . . . . . . . . . . 23

9.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 24
          9.1  Compliance with Law . . . . . . . . . . . . . . 24
          9.2  Insurance . . . . . . . . . . . . . . . . . . . 25
          9.3  Maintenance of Properties . . . . . . . . . . . 25
          9.4  Payment of Taxes and Claims . . . . . . . . . . 25
          9.5  Corporate Existence, etc  . . . . . . . . . . . 25
          9.6  Subsidiaries as Guarantors  . . . . . . . . . . 26
          9.7  Current Public Information  . . . . . . . . . . 26

10.  NEGATIVE AND FINANCIAL COVENANTS  . . . . . . . . . . . . 26
          10.1 Negative Covenants  . . . . . . . . . . . . . . 26
          10.2 Financial Covenants . . . . . . . . . . . . . . 27
          10.3 Transactions with Affiliates  . . . . . . . . . 27
          10.4 Inactive Subsidiaries . . . . . . . . . . . . . 27

11.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . 27

          12.  REMEDIES ON DEFAULT, ETC  . . . . . . . . . . . 30
          12.1 Acceleration  . . . . . . . . . . . . . . . . . 30
          12.2 Other Remedies  . . . . . . . . . . . . . . . . 31
          12.3 Rescission  . . . . . . . . . . . . . . . . . . 31
          12.4 No Waivers or Election of Remedies, Expenses,
               etc . . . . . . . . . . . . . . . . . . . . . . 31

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES . . . . . . 32
          13.1 Registration of Notes . . . . . . . . . . . . . 32
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          13.2 Transfer and Exchange of Notes  . . . . . . . . 32
          13.3 Replacement of Notes  . . . . . . . . . . . . . 32

14.  PAYMENTS ON NOTES . . . . . . . . . . . . . . . . . . . . 33
          14.1 Place of Payment  . . . . . . . . . . . . . . . 33
          14.2 Home Office Payment . . . . . . . . . . . . . . 33

15.  EXPENSES, ETC . . . . . . . . . . . . . . . . . . . . . . 33
          15.1 Transaction Expenses  . . . . . . . . . . . . . 33
          15.2 Survival  . . . . . . . . . . . . . . . . . . . 34

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
     AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 34

17.  AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . 34
          17.1 Requirements  . . . . . . . . . . . . . . . . . 34
          17.2 Solicitation of Holders of Notes  . . . . . . . 35
          17.3 Binding Effect, etc . . . . . . . . . . . . . . 35
          17.4 Notes held by Company, etc  . . . . . . . . . . 35


18.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 35

19.  REPRODUCTION OF DOCUMENTS . . . . . . . . . . . . . . . . 36

20.  SUBSTITUTION OF PURCHASER . . . . . . . . . . . . . . . . 36

21.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 37
21.1 Successors and Assigns  . . . . . . . . . . . . . . . . . 37
21.2 Payments Due on Non-Business Days; When Payments
     Deemed Received . . . . . . . . . . . . . . . . . . . . . 37
          21.3 Severability  . . . . . . . . . . . . . . . . . 37
          21.4 Construction  . . . . . . . . . . . . . . . . . 37
          21.5 Counterparts  . . . . . . . . . . . . . . . . . 37
          21.6 Governing Law . . . . . . . . . . . . . . . . . 38


SCHEDULE A     --   Information Relating to Purchasers

SCHEDULE B     --   Defined Terms

SCHEDULE 4.9   --   Changes in Corporate Structure

SCHEDULE 5.3   --   Disclosure Materials

SCHEDULE 5.4   --   Subsidiaries of the Company and Ownership of
                    Subsidiary Stock

SCHEDULE 5.5   --   Financial Statements

SCHEDULE 5.8   --   Certain Litigation
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SCHEDULE 5.11  --   Patents, etc.

SCHEDULE 5.12  --   ERISA Affiliates

SCHEDULE 5.14  --   Use of Proceeds

SCHEDULE 5.15  --   Existing Indebtedness and Liens

SCHEDULE 5.23  --   WLR Common Stock

SCHEDULE 8.1(d)--  Existing Stock Incentive Program

SCHEDULE 10.1  --   Negative Covenants

SCHEDULE 10.2  --   Financial Covenants

EXHIBIT 2(a)   --   Form of Variable Rate Senior Note due
                    December 31, 1999

EXHIBIT 2(b)   --   Form of Warrant Certificate

EXHIBIT 4.4(a) --   Form of Opinion of Special Counsel for the
                    Company

EXHIBIT 4.4(b) --   Form of Opinion of Special Counsel for the
                    Purchasers

EXHIBIT 4.11(a) --  Form of Guaranty Agreement

EXHIBIT 4.11(b) --  Form of Certificate of Vice
                    President/Treasurer of Subsidiary Guarantor

EXHIBIT 4.13(b) --  Form of Collateral Agency and Intercreditor
                    Agreement

EXHIBIT 4.16   --   Form of Warrantholders Rights Agreement
                                       5
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                            WLR FOODS, INC.
                            800 Co-op Drive
                      Timberville, Virginia 22853


    $42,040,162.73 Variable Rate Senior Notes Due December 31, 1999
               177,980 Warrants to Acquire Common Stock


                                            Dated as of February 25, 1998


To each of the Purchasers Named on
the Signature Page Hereto

Ladies and Gentlemen:

     WLR FOODS, INC. , a Virginia corporation (together with its successors and assigns, the "Company"), agrees with you as follows:

1.   BACKGROUND.

     The Company has heretofore issued its

          (a) 9.41% Senior Notes due May 1, 2001 (collectively, as in effect immediately prior to the Closing Date, the "Existing 1991 Notes") in the aggregate original principal amount of Thirty Million Dollars ($30,000,000) pursuant to that certain Note Agreement (as amended and in effect immediately prior to the Closing Date, the "Existing 1991 Note Agreement"), dated as of May 1, 1991, between the Company and the purchasers identified on Schedule 1 thereto (the "Existing 1991 Purchasers"), the aggregate outstanding principal amount of the Existing 1991 Notes on the Closing Date is Eighteen Million Dollars ($18,000,000), and

          (b) 7.47% Senior Notes, Series B, due June 1, 2007 (collectively, as in effect immediately prior to the Closing Date, the "Existing 1995 Notes"; and together with the
     Existing 1991 Notes, the "Existing Notes") in the aggregate original principal amount of Twenty-Two Million Dollars ($22,000,000) pursuant to that certain Note Agreement (as amended and in effect immediately prior to the Closing Date, the "Existing 1995 Note Agreement"; and together with the Existing 1991 Note Agreement, the "Existing Note Agreements"), dated as of June 1, 1995, between the Company and the purchasers identified on Schedule 1 thereto (the "Existing 1995 Purchasers"; and together with the Existing 1991 Purchasers and their respective transferees, the "Purchasers"), all of the principal
                                       6
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     amount of the Existing 1995 Notes being outstanding on the
     Closing Date.

The Purchasers own 100% of the Existing Notes outstanding on the Closing Date. The Company wishes to exchange the Existing Notes for new senior notes and, in connection therewith, issue to the Purchasers Warrants (as defined herein), in each case, on the terms and conditions contained herein. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; and references to a "Section" are, unless otherwise specified, to a Section of this Agreement. Certain capitalized terms used in this Agreement (including Schedule 10.1 and Schedule 10.2) are defined in Schedule B.

2.   AUTHORIZATION OF NOTES AND WARRANTS.

     The Company will authorize the issuance and sale of

          (a) $42,040,162.73 in aggregate principal amount of its Variable Rate Senior Notes Due December 31, 1999 (all such notes, whether initially issued, or issued in exchange or substitution for, any such note, in each case in accordance with this Agreement, and as amended from time to time, the "Notes"), which notes shall be substantially in the form of Exhibit 2(a) and shall have the terms as herein and therein provided, and

          (b)  An aggregate of 177,980 warrants (the "Warrants")
     to purchase shares of Common Stock, which Warrants shall be issued pursuant to a warrant certificate (as may be amended, restated or otherwise modified from time to time, the "Warrant Certificate") in the form of Exhibit-2(b). The Warrant Certificates provide that a holder thereof may tender Notes to the Company in partial or complete payment of the purchase price for the shares of Common Stock issued upon exercise. Promptly following the receipt of any Note so tendered, the Company shall immediately cancel and retire the same (and no such Note shall be reissued), and shall issue to the holder thereof a new Note in the principal amount of the tendered Note remaining after deduction of the principal amount thereof applied to payment of the exercise price. For purposes of Rule 144 under the Securities Act, 17 C.F.R. Section 230.144, the Company and you agree that a tender of Notes in payment of the exercise price in respect of the Warrant Certificates shall not be deemed a prepayment of the Notes, but rather a conversion of such Notes, pursuant to the terms of the Warrant Certificates, into Common Stock.
                                       7
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3.   EXCHANGE OF EXISTING NOTES.

     3.1  The Closing.

          (a) Exchange of Existing Notes. The Company hereby agrees to deliver to you and you hereby agree to accept from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes indicated below your name on Schedule A in exchange for one or more Existing Notes having an aggregate outstanding principal balance, at the time of such exchange, equal to the principal amount of Existing Notes indicated below your name in Schedule A. The Company hereby further agrees to issue in consideration of your exchange of Existing Notes, in accordance with the provisions hereof, the aggregate number of Warrants set forth below your name on Schedule A. The Company acknowledges and agrees that the aggregate principal amount of the Notes on the Closing Date represents a restructuring of amounts owed to the Purchasers pursuant to the Existing Note Agreements. No Purchasers shall be required to make any advance of funds to the Company on account of the Notes.

          (b) The Closing. The closing (the "Closing") of the exchange described in Section 3.1(a) will be held on February 25, 1998 (the "Closing Date") at 10:00 a.m., local time, at the offices of Duane, Morris & Heckscher LLP, One Liberty Place, Philadelphia, PA 19103. At the Closing, the Company will deliver to you

               (i) one or more Notes (as indicated below your name on Schedule A) in the denominations indicated on Schedule A, registered in your name or the name of your nominee (as indicated below your name on Schedule A), in the aggregate principal amount set forth on Schedule A, each dated the Closing Date, and

               (ii) one or more Warrant Certificates (as set forth below your name on Schedule A), representing the number of Warrants indicated on such Schedule A and registered in the name of the holder indicated on Schedule A, against your delivery to the Company of Existing Notes
     having an aggregate outstanding principal balance equal to the aggregate principal amount of Existing Notes indicated below your name on Schedule A. If at the Closing the Company shall fail to tender such Notes and Warrants to you as provided above in this
     Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this
                                       8
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     Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment, and the Existing Note Agreements shall remain in full force and effect.

          (c) Original Issue Discount. You and the Company agree that, as a result of the delivery of the Warrants in accordance with the terms of this Agreement, any original issue discount attributable to any Note is less than the product of (i) one-quarter of one percent (.25%), multiplied by (ii) the product of the weighted average maturity of such Note multiplied by the stated redemption price at maturity of such Note (as determined in accordance with section 1273 of the Code). You and the Company agree to consistently use the foregoing assumptions as to original issue discount and redemption premium for all United States federal, state and local income tax purposes with respect to the transactions contemplated by this Agreement and the Warrant Certificates held by you unless the IRS or a change in law requires otherwise. You and the Company acknowledge that the Fair Market Value of such Warrants as of the Closing Date is no greater than the amount determined by the calculations in the first sentence of this subsection.

          (d) Other Purchasers. The obligations of the Purchasers and the Company hereunder are subject to the execution and delivery of this Agreement by each of the Persons set forth on the signature pages hereto. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the act of any other Purchaser.

          (e) Effect of Exchange. Upon the issuance by the Company of the Notes and delivery thereof to the Purchaser as provided for in this Section 3, the Existing Notes shall be deemed cancelled and the obligations of the Company under the Existing Note Agreements (except those which expressly survive the payment of the Existing Notes) shall be terminated and of no further force and effect.

4.   CONDITIONS TO CLOSING.

     Your obligation to exchange your Existing Notes for the Notes and Warrants set forth below your name on Schedule A at the Closing is subject to the conditions precedent set forth in this Section 4. The failure of the Company to satisfy such conditions shall not operate to waive any of your rights against the Company.
                                       9
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           4.1  Representations and Warranties.

     The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

     4.2  Performance; No Default.

     The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue of the Notes and Warrants no Default or Event of Default shall have occurred and be continuing.

     4.3  Compliance Certificates.

          (a)  Officer's Certificate.   The Company shall have
     delivered to you an Officer's Certificate, dated the Closing
     Date, certifying that the conditions specified in Sections 4.1,
     4.2 and 4.9 have been fulfilled.

          (b) Secretary's Certificate. The Company shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.

     4.4  Opinions of Counsel.

     You shall have received opinions in form and substance satisfactory to you, dated the Closing Date, from

          (a) Wharton, Aldhizer & Weaver, P.L.C., counsel for the Company, substantially in the form set out in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to you), and

          (b) Hebb & Gitlin, your special counsel in connection with such transactions, substantially in the form set out in
     Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

     4.5  Exchange Permitted By Applicable Law, etc.

     On the Closing Date your acquisition of the Notes and Warrants shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

     4.6  Exchange of Notes and Issuance of Warrants.

     The Company shall have delivered all Notes and Warrants scheduled to be issued to the Purchasers and the Purchasers shall have delivered their Existing Notes to the Company at the Closing as specified in Schedule A.

     4.7  Payment of Fees and Expenses.

     In addition, without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

     4.8  Private Placement Number.

     Private Placement Numbers issued by Standard & Poor's CUSIP
Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes and the Warrants.

     4.9  Changes in Corporate Structure.

     Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

     4.10 Payment of Fees.

     The Company shall have paid to each Purchaser, as consideration of its consent to the exchange of Notes as provided herein, a fee (the "Restructure Fee") equal to the amount equal to the product of (a) the aggregate principal amount of Existing Notes held by such Purchaser
                                       11
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and being exchanged herein multiplied by (b) one percent (1.00%).  The
Restructure Fee shall have been paid to each Purchaser in immediately available funds to the account of such Purchaser designated for payments on Schedule A.

     4.11 Subsidiary Guarantees.

You shall have received

          (a) a guaranty agreement (as amended from time to time, a "Subsidiary Guaranty") substantially in the form of Exhibit
     4.11(a), executed and delivered by each Subsidiary Guarantor,

          (b) a certificate dated the Closing Date and signed by a Vice President or Treasurer of each Subsidiary Guarantor, substantially in the form of Exhibit 4.11(b), and

          (c) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each Subsidiary Guarantor, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Subsidiary Guarantor is a party.

     4.12 Payment of Interest on Existing Notes.

     The Company shall have paid to each Purchaser all interest accrued and unpaid on its Existing Notes as of the Closing Date.

     4.13 Security Documents.

          (a) The Company and each of the Subsidiary Guarantors shall have executed and delivered to the Collateral Agent each of the Security Documents, the forms of which must be acceptable to you.

          (b)  The Company, the Subsidiary Guarantors, the
     Purchasers, the Lenders, the Bank Agent and the Collateral Agent shall have executed and delivered a collateral agency and intercreditor agreement (as amended from time to time, the "Intercreditor Agreement") substantially in the form of Exhibit 4.13(b).

     4.14 Perfection of Liens.

     Confirmation that (i) all actions necessary to perfect the Liens of the Collateral Agent in the Collateral, including, without limitation, the filing of all appropriate Uniform Commercial Code financing statements, the recording of all appropriate documents with
                                       12

public officials and the delivery of any appropriate items of Collateral to the Collateral Agent shall have been taken in accordance with the provisions of the relevant Security Documents, and (ii) the Liens of the Collateral Agent in the Collateral shall be valid, enforceable and perfected and such Collateral shall be subject to no other Liens not otherwise permitted under this Agreement.

     4.15 Bank Credit Agreements.

          (a) Bank Credit Agreements. The Company, the Bank Agent and the Lenders shall have entered into the Bank Credit Agreements, which agreements, and all documents and instruments executed and delivered in connection therewith, shall be in form and substance satisfactory to you. The Company shall deliver to you a copy of a fully executed counterpart of the Bank Credit Agreements and each such document and instrument executed therewith, certified as true and correct by an officer of the Company.

          (b)  No Defaults; Satisfaction of Conditions Precedent.
     No event shall have occurred and no condition shall exist that shall prohibit the Company from borrowing under the Bank Credit Agreements, and all conditions precedent to closing specified in the Bank Credit Agreements shall have been satisfied on or prior to the Closing Date, and you shall have received such evidence of the satisfaction of such conditions precedent as you shall deem appropriate.

     4.16 Warrantholders Rights Agreement.

     The Company, the Purchasers, the Bank Agent and the Stockholders (as defined therein) shall have entered into a warrantholders rights agreement (as amended from time to time, the "Warrantholders Rights Agreement") substantially in the form of Exhibit 4.16.

     4.17 Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to you, as of the Closing
Date, that:

     5.1  Organization; Power and Authority.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and each Warrant Certificate and to perform the provisions hereof and thereof.

     5.2  Authorization, etc.

     This Agreement, the Notes and the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note and each Warrant Certificate will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3  Disclosure.

     The Company has delivered to you a copy of WLR Foods, Inc. Financial Plan -- Management's Assumptions, dated January 28, 1998 and the WLR Foods, Inc. Marshville Conversion, dated February 4, 1998 (collectively, the "Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 28, 1997, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

     5.4  Organization and Ownership of Shares of Subsidiaries;
Affiliates.

          (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and
     (ii) the Company's Affiliates, other than Subsidiaries.

          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the Bank Credit Agreements, the agreements listed in Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

     5.5  Financial Statements.

     The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

     5.6  Compliance with Laws, Other Instruments, etc.

     The execution, delivery and performance by the Company of the Financing Documents to which it is a party will not

          (a)  contravene, result in any breach of, or constitute
     a default under, or result in the creation of any Lien in
     respect of any property of the Company or any Subsidiary
     under, any indenture, mortgage, deed of trust, loan, purchase or
     credit agreement, lease, corporate charter or     by-laws, or any
     other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,

          (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or

     (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     5.7  Governmental Authorizations, etc.

     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Financing Documents to which it is a party except for the filing of financing statements in favor of the Collateral Agent and, to the extent applicable to any Collateral, filings with the United States Copyright Office or the United States Patent and Trademark Office, filings with state transportation authorities with respect to liens on motor vehicles and any filing or action in compliance with the Federal Assignment of Claims Act.

     5.8  Litigation; Observance of Agreements, Statutes and Orders.

          (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Except with respect to the 1997 Credit Agreement (as defined in the Bank Credit Agreements) and the Existing Note Agreements, neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.9  Taxes.

     The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its

Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended June 28, 1997.

     5.10 Title to Property; Leases.

     The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     5.11 Licenses, Permits, etc.

     Except as disclosed in Schedule 5.11,

          (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

          (b) to the best knowledge of the Company, no product or practice of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

          (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

     5.12 Compliance with ERISA.

          (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of

     ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

          (c) The Company and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d)  The expected postretirement benefit obligation
     (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting
     Standards Board Statement No. 106, without regard to liabilities


     attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

          (e) The execution and delivery of this Agreement and the issuance of the Notes and the Warrant Certificates hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.
     The representation by the Company in the first sentence of this
     Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the Sources used to pay the purchase price of the Notes to be purchased by you.

          (f) Schedule 5.12 sets forth all ERISA Affiliates and all "employee benefit plans" maintained by the Company (or any "affiliate" thereof) or in respect of which the Notes could constitute an "employer security" ("employee benefit plan" has the meaning specified in section 3 of ERISA, "affiliate" has the meaning specified in section 407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and "employer security" has the meaning specified in section 407(d) of ERISA).

     5.13 Private Offering by the Company.

     Neither the Company nor anyone acting on its behalf has offered the Notes, the Warrants or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than each Purchaser and the Lenders. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or Warrants to the registration requirements of section 5 of the Securities Act.

     5.14 Use of Proceeds; Margin Regulations.

     The Company will apply the proceeds of the Notes as set forth in
Schedule 5.14. No additional proceeds are being funded by the exchange of Existing Notes for Notes hereunder. The proceeds of the Existing Notes were not used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR
220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

     5.15 Existing Indebtedness; Future Liens.

          (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 27, 1997 (and specifying, as to each such Indebtedness, the collateral, if any, securing such Indebtedness), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by paragraph C of Schedule 10.1.

     5.16 Foreign Assets Control Regulations, etc.

     Neither the issuance of the Notes and Warrants by the Company hereunder nor its use of the proceeds from the Existing Notes has or will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     5.17 Status under Certain Statutes.

     Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

     5.18 Environmental Matters.

     Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

          (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

          (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

          (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     5.19 No Defaults.

     No event has occurred and no condition exists that, upon the execution and delivery of the Financing Documents and the Bank Credit Agreements by the Company and the Subsidiary Guarantors and the issuance of the Notes by the Company and the Subsidiary Guarantors of the Guaranty, would constitute a Default or an Event of Default.

     5.20 Company and Subsidiary Guarantors.

     The Company and the Subsidiary Guarantors are operated as part of one consolidated business entity. The Subsidiary Guarantors are directly dependent upon the Company for and in connection with their respective business activities and their respective financial resources. The Company and the Subsidiary Guarantors each will receive a direct economic and financial benefit from the Indebtedness incurred under this Agreement, the Notes and the Bank Credit Agreements by the Company and under the Subsidiary Guaranty by the Subsidiary Guarantors, and the incurrence of such Indebtedness is in the best interests of the Company and each of the Subsidiary Guarantors. The Subsidiary Guaranty is a valid and binding obligation of each of the Subsidiary Guarantors enforceable against each Subsidiary Guarantor in accordance with its terms.

     5.21 Solvency.

     The fair value of the business and assets of the Company and each Subsidiary Guarantor is in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both prior to and after giving effect to the transactions contemplated by the Financing Documents and the Bank Credit Agreements. After giving effect to the transactions contemplated by the Financing Documents and the Bank Credit Agreements, neither the Company nor any of the Subsidiary Guarantors will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small capital, and none of such Persons has or had any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted or to incur debts that would be beyond its ability to pay as such debts mature.

     5.22 Inactive Subsidiaries.

     Rockingham Poultry, Inc., a Virginia corporation, conducts no business and has no assets. Rockingham Poultry, Inc. (VI) conducts a foreign sales business and maintains a bank account with not more than $15,000 on deposit therein.

     5.23 WLR Common Stock.

     As of the date hereof, there are 16,335,058 shares of Common Stock issued and outstanding. Except as set forth on Schedule 5.23:
(a) there are no outstanding options, warrants or other rights to acquire shares of Common Stock, whether or not presently exercisable;
(b) there are no outstanding securities convertible into shares of Common Stock, whether or not presently convertible; and (c) there are no understandings, agreements or commitments with respect to the issuance of any such Securities.

6.   REPRESENTATIONS OF THE PURCHASERS.

     6.1  Acquisition for Investment.

     You represent that you are acquiring the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

     6.2  Source of Funds.

     You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") used by you to pay the purchase price of the Existing Notes purchased by you under the Existing Note Agreements (and that each of such statements is accurate with respect to the account (it being deemed for the purposes herein as being a Source) which now holds such Existing Note):

          (a) the Source is an "insurance company general account" as defined in United States Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (60 FR 35925, July 12, 1995) and in respect thereof you represent that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National
     Association of Insurance Commissioners' Annual Statement    filed
     with your state of domicile and that such acquisition is eligible for and satisfies the other requirements of such exemption; or

          (b) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

          (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1
     (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (d) the Source constitutes assets of an "investment fund" (within the meaning of part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and

               (i)  the identity of such QPAM and

               (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

          (e)  the Source is a governmental plan; or

          (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f) or pursuant to the Existing Note Agreements; or

          (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.   INFORMATION AS TO COMPANY.

     7.1  Financial and Business Information.


     The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (a) Monthly Statements -- as soon as practicable and in any event within thirty days after the end of each calendar month, such financial information as may be required to be delivered to the Lenders pursuant to Section 7.1(c) of the Bank Credit Agreements;

          (b) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

               (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments;

          (c) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

               (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

     setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                    (A) an opinion thereon of independent
               certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                    (B)  a certificate of such accountants
               stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

          (d) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report (including, without limitation, the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

          (e) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (f) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Closing Date; or

               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer


          Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (g) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

          (h)  Actions, Proceedings -- promptly after a
     Responsible Officer becomes aware of the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

          (i) Financial Projections -- within thirty (30) days after each such request, such financial projections for the Company and the Subsidiaries as the Required Holders may from time to time reasonably request;

          (j) Three Year Business Plan -- on or before June 1, 1998, a copy of the Company's three year business plan (the "Three Year Business Plan") in form and substance satisfactory to the Required Holders;

          (k) Bank Credit Agreements and Security Documents -- to the extent not otherwise required herein, promptly upon the receipt or delivery thereof, a copy of each notice or other communication received by the Company from the Bank Agent or Collateral Agent, or delivered to the Bank Agent or Collateral Agent by the Company, in connection with a "Default" or "Event of Default" under the Bank Credit Agreements or the enforcement of any remedies under the Bank Credit Agreements or any of the Security Documents; and

          (l) Requested Informationwith reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, or such information regarding the Company required to satisfy the requirements of 17 C.F.R. Section 230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

     7.2  Officer's Certificate.

     Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of the covenants set forth on Schedule 10.1 and Schedule 10.2 and, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such , where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiaryto comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     7.3  Inspection.

     The Company shall permit the representatives of each holder of Notes that is an Institutional Investor, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times as the Required Holders may reasonably request not more often than twice during any calendar year.

8.   PAYMENT OF THE NOTES.

     8.1  Required Prepayments; Payment at Maturity; Extension of
Maturity.

          (a) Required Quarterly Prepayments. The Company shall prepay, and there shall become due and payable, on March 31, June 30, September 30 and December 31 in each year until the Notes have been paid in full, commencing on March 31, 1999, $260,098 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes, at par. Each partial prepayment of the Notes pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.2 will be applied to the mandatory prepayments applicable to the Notes set forth in this
     Section 8.1 in the order of the maturity thereof.

          (b)  Required Prepayments upon Asset Sales.  Within two
     (2) Business Days (except as set forth below) after the consummation by the Company or any Subsidiary of any Asset Sale (including, without limitation, any Approved Miscellaneous Asset
     Sale), the Company shall apply 90% of the Net Proceeds in respect of such Asset Sale to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations and the obligations outstanding under the Notes and this Agreement by forwarding such Net Proceeds (the "Asset Sale Proceeds") to the Agent and the holders of the Notes in the respective percentages set forth in
     Section 7(e) of the Intercreditor Agreement; provided that if no Event of Default has occurred under this Agreement as of the date such Net Proceeds are made available, the Company may apply the first $12,000,000 of such Net Proceeds to either (i) its bona fide costs and expenses (collectively, the "Marshville Conversion Expenses") associated with the Marshville Facility Conversion, or
     (ii) if, at any time on or before November 30, 1998, no such expenses have been incurred or are outstanding and no Event of Default has occurred, then to a reserve for the projected Marshville Conversion Expenses pursuant to the financial projections supplied by the Company on February 4, 1998, provided further that, if on November 30, 1998, any funds are held in reserve pursuant to this subsection (ii), such funds will be released immediately to the Agent and the holders of the Notes in the respective percentages set forth in Section 7(e) the Intercreditor Agreement. The Company shall provide to each holder of Notes an accounting of the Marshville Conversion Expenses at the time of such application certified as true and correct by the Chief Financial Officer of the Company. With respect to a sale yielding Asset Sale Proceeds aggregating less than $1,000,000, the Company may delay distribution to the holders of Notes until the later of (i) the thirtieth (30th) day following such sale, or (ii) the date on which the aggregate amount of undistributed proceeds owed to the holders of Notes pursuant to this Section 8.1(b) equals or exceeds $250,000.

          (c) Required Prepayments upon Issuance of Subordinated Debt. Within two (2) Business Days after the consummation of the issuance of any Subordinated Debt by the Company or any Subsidiary, the Company shall apply an amount equal to 100% of the Net Proceeds of such Subordinated Debt to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations and the obligations outstanding under the Notes and this Agreement by forwarding such Net Proceeds to the Agent and the holders of the Notes in the respective percentages set forth in Section 7(e) of the Intercreditor Agreement.

          (d)  Required Prepayments upon Issuance of Company
     Securities.   Within two (2) Business Days after the
     consummation of any issuance of Company Securities by the Company or any Subsidiary, the Company shall apply an amount equal to 50% of the Net Proceeds of such Company Securities to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations and the obligations outstanding under the Notes and this Agreement by forwarding such Net Proceeds to the Agent and the holders of the Notes in the respective percentages set forth in Section 7(e) of the Intercreditor Agreement; provided that the Company's existing stock incentive programs, as more fully described in Schedule 8.1(d) hereof, to the extent limited to aggregate equity values of $2,000,000 or less on an annual basis, shall not constitute new equity for purposes hereof.

          (e) Maturity of the Notes. The Company shall pay all of the principal amount of the Notes remaining outstanding, if any, on December 31, 1999; provided that the Company shall be permitted to elect to extend the maturity of the Notes until December 31, 2000 if the Company gives written notice of such election to each holder of Notes at any time before June 30, 1999, and provided further that

               (i)  on the date of such notice and on December
          31, 1999, there exists no Default or Event of Default;

               (ii) at all times prior to December 31, 1999 there has not occurred any Default or Event of Default which has not been cured or been waived in writing by the Required Holders during the applicable cure period, if any;

               (iii) the Company shall have paid the Extension
          Fee to each holder of Notes; and

               (iv) the Company shall have simultaneously extended the "Non-Default Maturity Date" under each of the Bank Credit Agreements in accordance with their respective terms.

     If the Company shall elect to extend the maturity of the Notes pursuant to this Section 8.1(e) and such extension shall be permitted hereunder, the principal amount of the Notes outstanding on December 31, 2000, together with interest accrued thereon shall become due and payable on December 31, 2000 and
     Section 8.1 shall continue to apply in all respects.

     8.2  Optional Prepayments.

     The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (but if in part, in an amount not less than Two Hundred Thousand Dollars ($200,000) or such lesser amount as shall then be outstanding), at 100% of the principal amount so prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

     8.3  Allocation of Partial Prepayments.

     In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

     8.4  Maturity; Surrender, etc.

     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest thereon, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     8.5  No Other Optional Prepayments or Purchase of Notes.

     The Company will not prepay (whether directly or indirectly by purchase, redemption or other acquisition) any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Section 8. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this
Section 8 and no Notes may be issued in substitution or exchange for any such Notes.

     8.6  Interest on Notes.

          (a) Interest Rate on Notes. Each Note shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus two and twenty-five one-hundredths percent (2.25%). Such interest shall be payable in arrears on the last day of each calendar quarter, commencing with March 31, 1998. The Base Rate shall be determined by the Bank

     Agent and the Company shall cause the Bank Agent to notify, in writing, each holder of Notes, at the address set forth on Schedule A (or at such other address that any such holder shall give the Company and the Bank Agent in writing) of any change in the Base Rate within two (2) Business Days of any change thereof.

          (b) Overdue Sums. Any overdue principal of, or interest on, any Note shall bear interest, payable on demand, for each day from and including the date payment thereof was due to, but excluding, the date of actual payment, at a rate per annum (the "Default Rate") equal to the lesser of

                    (A)  the Maximum Legal Rate of Interest, or

                    (B)  the then applicable Base Rate with
               respect to such Note plus four and twenty-five one-hundredths percent (4.25%).

          (c) Basis of Computation. Interest on the Notes shall be computed on the basis of a 365/366 day year and paid for the actual number of days elapsed. Interest determined at the Maximum Legal Rate of Interest shall be determined in accordance with Applicable Interest Law.

          (d)  Maximum Rate of Interest.

          It is the intention of the Company and the holders of the Notes to conform strictly to the Applicable Interest Law. Accordingly, notwithstanding any provisions to the contrary in this Agreement or in any Note, the aggregate of all interest, and any other charges or consideration constituting interest under Applicable Interest Law, that is taken, reserved, contracted for, charged or received pursuant to this Agreement or any Notes shall under no circumstances exceed the maximum amount of interest allowed by the Applicable Interest Law. If any interest in excess of such amount is provided for in this Agreement or in any Note, then in such event

               (i) the provisions of this Section 8.6(d) shall govern and control,

               (ii) the Company shall not be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Applicable Interest Law,

               (iii) any interest paid on any Notes which is in excess of what is allowed by the Applicable Interest Law shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited to the outstanding principal amount of such Notes, pro rata, by each holder of such Notes, and

               (iv) the effective rate of interest on the Notes shall be automatically subject to reduction to the Maximum Legal Rate of Interest.

          If at any time thereafter, the Maximum Legal Rate of Interest is increased, then, to the extent that it shall be permissible under Applicable Interest Law, the Company shall forthwith pay to the holders of the Notes subject to a prior reduction, all amounts (or the permissible part thereof) of such excess interest that the holders of such Notes would have been entitled to receive pursuant to the terms of this Agreement and such Notes had such increased Maximum Legal Rate of Interest been in effect at all times when such excess interest accrued. To the extent permitted by the Applicable Interest Law, all sums paid or agreed to be paid to the holders of any Notes for the use, forbearance or detention of the indebtedness evidenced by the Notes shall be amortized, prorated, allocated and spread throughout the full term of such Notes.

9.   AFFIRMATIVE COVENANTS.

     The Company covenants that so long as any of the Notes are outstanding:

     9.1  Compliance with Law.

     The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     9.2  Insurance.

     The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage in such forms and amounts and against such risks, including without limitation insurance with respect to its property, the operation thereof and its business against casualties, contingencies and risks and insurance against loss or damage from such hazard and risks to the Person or property of others, as are customary for corporations similarly situated and engaged in the same or a similar business and owning and operating similar properties. All such insurance shall be carried with (i) CIGNA or an affiliate thereof, or (ii) financially sound and reputable insurers rated A or better by A.M. Best Company, Inc.

     9.3  Maintenance of Properties.

     The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     9.4  Payment of Taxes and Claims.

     The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, charges or levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     9.5  Corporate Existence, etc.

     The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraphs E and F of
Schedule 10.1, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

     9.6  Subsidiaries as Guarantors.

     The Company will, not later than three (3) Business Days after any Person becomes a Subsidiary after the Closing Date or any Subsidiary becomes an obligor under either of the Bank Credit
Agreements or an obligor with respect to any other Indebtedness, cause such Person to execute and deliver:

          (a) to each holder of Notes, manually signed originals of an acknowledgment and agreement in respect of the Subsidiary Guaranty in the form of Exhibit A thereto, and

          (b) to the Collateral Agent, manually signed originals (with copies thereof to any holder of Notes upon such holder's request) of all Security Documents and such Uniform Commercial Code financing statements and other instruments and documents as shall be necessary to perfect the Liens against Property of such Person which is Collateral.

The foregoing items shall be accompanied by (i) a written notice, signed by a Senior Financial Officer of the Company, making reference to this Section of this Agreement, stating that such Person is required to become a Subsidiary Guarantor and specifying the manner in which such Person shall have become a Subsidiary Guarantor, the jurisdiction of incorporation of such Person and the percentage of its capital stock owned by the Company and the other Subsidiaries, (ii) copies of the corporate charter and bylaws of such Person and resolutions of the board of directors of such Person authorizing its execution and delivery of the foregoing agreements and the transactions contemplated thereby (in each case, certified as correct and complete copies by the secretary or an assistant secretary of such Person) and (iii) a legal opinion, satisfactory in form, scope and substance to the Required Holders, of independent counsel to the effect (A) that the Financing Documents to which such Person is then becoming a party are enforceable in accordance with their terms and
(B) that the Liens against Property which is Collateral shall have been created and perfected in accordance with the requirements of the Security Documents.

     9.7  Current Public Information.

     The Company will at all times have on file with the Securities and Exchange Commission "current public information" of the type required in order to make Rule 144 under the Securities Act available to the holders of its Common Stock.

10.  NEGATIVE AND FINANCIAL COVENANTS.

     10.1 Negative Covenants.

     The Company covenants that so long as any of the Notes are outstanding that it shall comply with each of the negative covenants set forth in Schedule 10.1 which covenants are incorporated herein by this reference.

     10.2 Financial Covenants.

     The Company covenants that at all times after June 30, 1998 and so long as any of the Notes are outstanding that it shall comply with each of the financial covenants set forth in Schedule 10.2 which covenants are incorporated herein by this reference.

     10.3 Transactions with Affiliates.

     The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

     10.4 Inactive Subsidiaries.

     The Company will not, at any time, permit any Inactive Subsidiary to

          (a)  own any Property,

          (b)  conduct any business or business operations, or

          (c) be or become obligated in respect of any liabilities or other obligations;

provided; that Rockingham Poultry, Inc (VI) may maintain a bank account, so long as the maximum amount on deposit therein does not at any time exceed $15,000, and conduct its foreign sales operations.

11.  EVENTS OF DEFAULT.

     An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained in any of Section 7.1(e),
     Section 7.1(i), Section 7.1(j), Schedule 10.1 or Schedule 10.2, inclusive; or

          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note; or

          (e) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor, or by any officer of the Company or any Subsidiary Guarantor, in this Agreement, any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness under this Agreement and the Notes) beyond any period of grace provided with respect thereto, that individually or together with such other Indebtedness as to which any such failure exists has an aggregate outstanding principal amount of at least Three Million Dollars ($3,000,000), or

               (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any Indebtedness (other than Indebtedness under this Agreement and the Notes), that individually or together with such other Indebtedness as to which any such failure exists has an aggregate outstanding principal amount of at least Three Million Dollars ($3,000,000), or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or

               (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests),

                    (A) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least Three Million Dollars ($3,000,000), or

                    (B)  one or more Persons have the right to
               require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any Subsidiary or with respect to any substantial part of the property of the Company or any Subsidiary, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

               (i) the Subsidiary Guaranty shall cease to be in full force and effect or shall be declared by a court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Subsidiary Guarantor;

               (ii) the validity or enforceability of the Subsidiary Guaranty against any Subsidiary Guarantor shall be contested by any such Subsidiary Guarantor, or any Subsidiary or Affiliate thereof; or

               (iii) any Subsidiary Guarantor, or any Subsidiary or Affiliate thereof, shall deny that such Subsidiary
          Guarantor has any further liability or obligation under the Subsidiary Guaranty; or

          (k) any person or group of persons (within the meaning of Section 13(d) of the Exchange Act) other than the current board of directors of the Company, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the Common Stock and fifty percent (50%) of the voting power of the Company entitled to vote in the election of members of the board of directors of the Company; or

          (l) any security interest or Lien granted to the Collateral Agent pursuant to the Security Documents shall fail at any time to constitute a perfected first priority security interest in or Lien on any material portion of the Collateral subject only to Liens permitted thereunder, or any of the Security Documents shall cease to be in full force and effect in whole or in part for any reason whatsoever except as specified therein, provided that no Event of Default shall have occurred pursuant to this subparagraph (l) if the Company, within five (5) Business Days of receiving notice from the Collateral Agent, takes such steps as are necessary to create a valid and perfected first priority Lien in such Collateral in favor of the Collateral Agent; or

              (m)if (i) any Plan shall fail to satisfy the
               minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

                    (ii) a notice of intent to terminate any Plan
               shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

                    (iii) the aggregate amount of "unfunded
               benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed Five Million Dollars ($5,000,000),

                    (iv) the Company or any ERISA Affiliate shall
               have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA),

                    (v)  the Company or any ERISA Affiliate
               withdraws from any Multiemployer Plan, or

                    (vi) the Company or any Subsidiary
               establishes or amends any employee welfare benefit plan (as defined in section 3 of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

          and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

12.  REMEDIES ON DEFAULT, ETC.

     12.1 Acceleration.

          (a) If an Event of Default with respect to the Company described in paragraph (g) or paragraph (h) of Section 11
     (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 35% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

     12.2 Other Remedies.

     If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

     12.3 Rescission.

     At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 12.1, the holders of not less than 67% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, and all interest on such overdue principal, and (to the extent permitted by applicable law), except as otherwise provided in Section 8.6(b), any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

     12.4 No Waivers or Election of Remedies, Expenses, etc.

     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

     13.1 Registration of Notes.

     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

     13.2 Transfer and Exchange of Notes.

     Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of
Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than One Hundred Thousand Dollars ($100,000), provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than One Hundred Thousand Dollars ($100,000).
Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

     13.3 Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.  PAYMENTS ON NOTES.

     14.1 Place of Payment.

     Subject to Section 14.2, payments of principal, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Chase Manhattan Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

     14.2 Home Office Payment.

     So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.  EXPENSES, ETC.

     15.1 Transaction Expenses.

     Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:
(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Financing Document, or by reason of being a holder of any Note,
(b) the costs and expenses, including attorney's and financial advisors' fees and costs and expenses, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses (including travel expenses) incurred in connection with the review, evaluation, negotiation, analysis, due diligence investigation or other activity related to any of the Financing Documents and the holders' and the Collateral Agent's rights and remedies thereunder (including any such activity occurring during any work-out or restructuring of the transactions contemplated hereby and by the Notes or during a bankruptcy, insolvency, reorganization or similar proceeding). The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

     15.2 Survival.

     The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

17.  AMENDMENT AND WAIVER.

     17.1 Requirements.

     This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6 and 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 and 20.

     17.2 Solicitation of Holders of Notes.

          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

     17.3 Binding Effect, etc.

     Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.
No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.
As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     17.4 Notes held by Company, etc.

     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.  NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

          (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

          (iii) if to the Company, to the Company at its address set forth at the beginning hereof (or if by United States
     Postal Service to P.O. Box 7000, Broadway, Virginia 22815) to the attention of Robert Ritter, telecopier: (540) 896-0498, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.  REPRODUCTION OF DOCUMENTS.

     This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.  SUBSTITUTION OF PURCHASER.

     You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 20), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 20), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

21.  MISCELLANEOUS.

     21.1 Successors and Assigns.

     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     21.2 Payments Due on Non-Business Days; When Payments Deemed
Received.

          (a)Payments Due on Non-Business DaysAnything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

          (b) Payments, When ReceivedAny payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 12:00 noon (local time of such bank).


     21.3 Severability.

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

     21.4 Construction.

     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     21.5 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     21.6 Governing Law.

     THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE
WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A
JURISDICTION OTHER THAN SUCH STATE.

[Remainder of page intentionally blank.  Next page is signature page.]

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   WLR FOODS, INC


                                   By:__/s/ Robert T. Ritter__
                                   Name: Robert T. Ritter
                                   Title:Vice President

The foregoing is hereby
agreed to as of the
date thereof.

NATIONWIDE LIFE INSURANCE COMPANY


By:__/s/ James W. Pruden__
     Name: James W. Pruden
     Title:Vice President
          Municipal Securities


NATIONWIDE LIFE INSURANCE COMPANY SEPARATE ACCOUNT OH


By:__/s/ James W. Pruden__
     Name: James W. Pruden
     Title:Vice President
          Municipal Securities


EMPLOYERS LIFE INSURANCE COMPANY OF WAUSAU


By:__/s/ James W. Pruden__
     Name: James W. Pruden
     Title:Attorney-In-Fact

SECURITY LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Joseph R. Betlej__
     Name: Joseph R. Betlej
     Title:Vice President


GREAT WESTERN INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Joseph R. Betlej__
     Name: Joseph R. Betlej
     Title:Vice President


NATIONAL TRAVELERS LIFE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Joseph R. Betlej__
     Name: Joseph R. Betlej
     Title:Vice President


PIONEER MUTUAL LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Joseph R. Betlej__
     Name: Joseph R. Betlej
     Title:Vice President


GUARANTEE RESERVE LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ R. Worthing__
     Name: R. Worthing
     Title:Vice President
                                       54
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THE CATHOLIC AID ASSOCIATION
By: MIMLIC Asset Management Company


By:__/s/ R. Worthing__
     Name: R. Worthing
     Title:Vice President


MUTUAL TRUST LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ R. Worthing__
     Name: R. Worthing
     Title:Vice President


FEDERATED MUTUAL INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ R. Worthing__
     Name: R. Worthing
     Title:Vice President


FEDERATED LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Loren Haugland__
     Name: Loren Haugland
     Title:Vice President


STATE MUTUAL INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Loren Haugland__
     Name: Loren Haugland
     Title:Vice President

COLORADO BANKERS LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Loren Haugland__
     Name: Loren Haugland
     Title:Vice President


THE RELIABLE LIFE INSURANCE COMPANY
& ASSOCIATES RETIREMENT PLAN
By: MIMLIC Asset Management Company


By:__/s/ Loren Haugland__
     Name: Loren Haugland
     Title:Vice President


THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Steven M. Laude__
     Name: Steven Laude
     Title:Vice President


MIMLIC FUNDING, INC.
By: MIMLIC Asset Management Company


By:__/s/ Steven M. Laude__
     Name: Steven Laude
     Title:Vice President


TEXAS LIFE INSURANCE COMPANY


By:__/s/ Charles Scully__
     Name: Charles Scully
     Title:Investment Officer

STAUNTON FARM CREDIT, ACA


By:__/s/ Richard E. Reeves__
     Name: Richard E. Reeves
     Title:President


THE RELIABLE LIFE INSURANCE COMPANY
By: MIMLIC Asset Management Company


By:__/s/ Dianne Orbison__
     Name: Dianne Orbison
     Title:Vice President
                                       57
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